UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 22, 2011
Graymark Healthcare, Inc.
(Exact name of registrant as specified in its charter)

Oklahoma	001-34171	20-0180812

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Park Avenue, Suite 1350 Oklahoma City, Oklahoma	73102

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (405) 601-5300
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 22, 2011, the Board of Directors (the “Board”) of Graymark Healthcare, Inc. (the “Company”) elected Jamie Hopping as Chairman of the Board, effective July 1, 2011. Ms. Hopping is a 30-year health services veteran, serving in a variety of upper-level operational roles with major health care facility providers. Previously, Ms. Hopping was the executive vice president and chief operating officer of Ardent Health Services, a $1 billion acute care hospital and specialty care facility employing more than 400 physicians. Ms. Hopping earned her B.A. in biology, with honors, from Sonoma State University and a dual masters degree in business administration and public health with a concentration in finance and strategic planning from the University of California, Berkeley.
Ms. Hopping will be paid a fee of $10,000 per month for serving as Chairman of the Board and attending meetings of our Board. The Board approved, effective July 1, 2011, options to purchase up to 500,000 shares of the Company’s common stock (125,000 following the reverse stock split described in Item 8.01 of this Report) that vest immediately, options to purchase up to 100,000 shares of the Company’s common stock (25,000 following the reverse stock split) that vest on January 1, 2012 and options to purchase up to 100,000 shares of the Company’s common stock (25,000 following the reverse stock split) that vest on July 1, 2012, each with an exercise price equal to $0.58 per share ($2.32 per share following the reverse stock split). In the event the Company’s common stock trades at or above $3.00 (on a post-reverse split basis) for at least 20 consecutive trading days, or upon a change of control, any unvested portion of these options will fully vest. We also reimburse our independent directors for travel and out-of-pocket expenses in connection with their attendance at meetings of our Board.
There are no arrangements or understandings between Ms. Hopping and any other persons pursuant to which Ms. Hopping was selected as a director. There have been no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant, in which the amount involved exceeds $120,000, and in which Ms. Hopping had, or will have, a direct or indirect material interest.

Item 7.01.	Regulation FD Disclosure
The Company has issued a press release announcing Ms. Hopping’s election to the Board, a copy of which is attached hereto as Exhibit 99.1.
The Company has issued a press release announcing the reverse stock split, as discussed in Item 8.01 below, a copy of which is attached hereto as Exhibit 99.2.

Item 8.01.	Other Events.
As previously disclosed, in February 2011, the Company’s shareholders approved a proposal that authorized the Board, in its discretion, to effect a reverse stock split of the Company’s outstanding Common Stock, par value $0.0001 per share (“Common Stock”) subject to certain parameters. On May 22, 2011, the Board approved a reverse stock split on a 1-for-4 exchange ratio, to become effective after the close of business on June 3, 2011. We expect our common stock will begin trading on the Nasdaq Capital Market on a post-reverse split basis on June 6, 2011. No fractional shares will be issued and, instead, fractional shares will be rounded up to the nearest whole share.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated May 23, 2011.
99.2	Press Release dated May 25, 2011.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

	By:	GRAYMARK HEALTHCARE, INC.

Date: May 25, 2011	By:	/s/ Stanton Nelson
Stanton Nelson
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated May 23, 2011.
99.2	Press Release dated May 25, 2011.